Exhibit 99.1

NGL Energy Partners LP Announces Acquisition of Coastal Plains Disposal #1, LLC

TULSA, Okla.—(BUSINESS WIRE)—Sep. 3, 2013— NGL Energy Partners LP (NYSE: NGL) announced today that it has acquired the water disposal business of Coastal Plains Disposal #1, LLC, a Texas limited liability company (“Coastal Plains”), owned by WinCo Development, LLC, aTexas limited liability company, for 222,381 common units and $109.5 million in cash.

The acquisition, which includes Coastal Plains’ approximately 40 employees, expands NGL’s subsidiary High Sierra Water-Eagle Ford, LLC (“High Sierra”) water gathering and treatment infrastructure portfolio by adding three high quality, high capacity, water disposal facilities. The acquisition also includes an option to acquire a fourth water disposal facility currently under development, which is expected to be operational prior to the end of the year, and options to acquire two additional strategically located permitted locations.

The acquired operating facilities and additional locations complement the Company’s existing footprint in the growing Eagle Ford shale play in Texas. That footprint currently includes 240,000 barrels per day of water disposal capacity located throughout the Eagle Ford, water transportation assets, crude oil transportation assets, a large scale crude oil marketing program, and mobile on site solids processing.

“With the addition of the Coastal Plains assets and employees, NGL is uniquely positioned to serve the needs of producers in the Eagle Ford through our High Sierra business. We are also looking forward to applying our extensive technical expertise in water treatment as demand for the recycling of oilfield waste water increases,” said Jim Winter, Senior Vice President, High Sierra - Water.

“We are excited for the opportunity to combine the Coastal Plains operations with an industry leader like NGL,” said Andy Cunningham, Vice President of Coastal Plains, “and look forward to continuing to provide superior service to our customers in south Texas.”

For further information regarding High Sierra’s infrastructure contact Jim Winter for water services at JWinter@highsierraenergy.com and Jim Imbler for crude logistics and marketing atJImbler@highsierraenergy.com.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail propane. NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

Source: NGL Energy Partners LP

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Chief Financial Officer and Treasurer
atanas.atanasov@nglep.com